UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2017

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 27th Floor San Francisco, California 94105	94105
(Address of principal executive offices)	(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 28, 2017, Marin Software Incorporated (the “Company”) issued guidance that the Company’s non-GAAP loss from operations for the first quarter ending March 31, 2017 would be between $(5.6) to $(5.1) million (“Q1 Operating Loss Guidance”) and non-GAAP net loss per share for the first quarter ending March 31, 2017 would be between $(0.14) to $(0.13) (“Q1 Net Loss Per Share Guidance”).

On May 9, 2017, the Company hosted a conference call to announce the financial results for the first quarter ended March 31, 2017 (the “Earnings Call”).  As stated on the Earnings Call, the Company’s non-GAAP loss from operations for the first quarter ended March 31, 2017 was $(3.2) million (“Q1 Operating Loss Results”) and non-GAAP net loss per share for the first quarter ended March 31, 2017 was $(0.08) (“Q1 Net Loss Per Share Results”), as stated on the Earnings Call. On the Earnings Call, the Company stated that the amount by which the Q1 Operating Loss Results exceeded the high end of the Q1 Operating Loss Guidance was $1.1 million, when it was actually $1.9 million, and that the amount by which the Q1 Net Loss Per Share Results exceeded the high end of the Q1 Net Loss Per Share Guidance was $0.03 per share, when it was actually $0.05 per share.

The corrected amounts are as follows: (a) the Q1 Operating Loss Results exceeded the high end of the Q1 Operating Loss Guidance by $1.9 million, rather than $1.1 million, and (b) the Q1 Net Loss Per Share Results exceeded the high end of the Q1 Net Loss Per Share Guidance by $0.05 per share, rather than $0.03 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: May 10, 2017	By:	/s/ Brad Kinnish
Brad Kinnish Acting Chief Financial Officer